Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS SECOND QUARTER 2021 RESULTS
–2Q 2021 Diluted EPS of $2.60
–2Q 2021 C&I adjusted diluted EPS of $2.66
–2Q 2021 C&I managed receivables of $18.3 billion
–2Q 2021 C&I net charge-off ratio of 4.41%
–Declares dividend of $4.20 per share
–Repurchased 612 thousand shares for $35 million in 2Q

New York, NY, July 21, 2021 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $463 million and net income of $350 million for the second quarter of 2021, compared to $118 million and $89 million, respectively, in the prior year quarter. Earnings per diluted share were $2.60 in the second quarter of 2021, compared to $0.66 in the prior year quarter.

On July 21, 2021, OneMain declared a dividend of $4.20 per share payable on August 13, 2021, to record holders of the company's common stock as of the close of business on August 6, 2021. The company expects to maintain a minimum quarterly dividend of $0.70 per share going forward. Dividends above the minimum are evaluated by the Board of Directors every first and third quarters, consistent with prior quarters and the company's capital allocation strategy.

During the quarter, the Company repurchased 612 thousand shares of common stock for $35 million, or an average price of $56.41. As of June 30, 2021, the Company had $120 million of remaining authorized share repurchase capacity.

“Our robust financial results for the quarter once again demonstrate the resilience and strength of OneMain’s business model,” said Doug Shulman, Chairman and CEO of OneMain. “While our core lending business is experiencing strong demand, we remain highly focused on investing in our future, driving our growth initiatives and continuously improving the financial well-being of our customers.”

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $477 million and adjusted net income of $358 million for the second quarter of 2021, compared to $143 million and $107 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $2.66 for the second quarter of 2021, compared to $0.80 in the prior year quarter.

Management runs the business based on C&I capital generation, which it defines as C&I adjusted net income excluding the after-tax change in C&I allowance for finance receivable losses while still considering the current period C&I net charge-offs. C&I capital generation was $310 million for the second quarter of 2021, representing a 46% increase versus the prior year period.

Originations totaled $3.8 billion in the second quarter of 2021, up 87% from $2.0 billion in the prior year quarter.

Sales of gross finance receivables totaled $120 million in the quarter, and the recognized gain on sales, recorded in other revenue, were $11 million. The Company continues to service these loans.

Managed receivables, which include loans serviced for our whole loan sale partners, were $18.3 billion at June 30, 2021. Ending net finance receivables reached $18.2 billion at June 30, 2021, up 2% from $17.7 billion at June 30, 2020. Secured receivables were 52% of ending net finance receivables at June 30, 2021, down from 53% at June 30, 2020.

Average net finance receivables were $17.7 billion in the second quarter of 2021, down 1% from $17.9 billion in the prior year quarter.

Yield was 24.18% in the second quarter of 2021, up from 24.09% in the prior year quarter. The increase generally reflected improvement in late stage delinquencies.

Interest income in the second quarter of 2021 was $1.1 billion, approximately flat to the prior year quarter, reflecting modestly lower average net finance receivables, offset by the modest improvement in yield in the second quarter of 2021 compared to the prior year period.

The provision for finance receivable losses was $130 million in the second quarter of 2021, down from $422 million in the prior year quarter, primarily due to the decrease in our charge-offs and an improved outlook for unemployment and macroeconomic conditions.

The 30-89 day delinquency ratio was 1.76% at June 30, 2021, up from 1.57% at March 31, 2021, and 1.63% at June 30, 2020.

The 90+ day delinquency ratio was 1.36% at June 30, 2021, down from 1.82% at March 31, 2021, and 1.89% at June 30, 2020.

The net charge-off ratio was 4.41% in the second quarter of 2021, down from 4.67% in the first quarter of 2021 and 6.33% in the prior year quarter.

Operating expense for the second quarter of 2021 was $332 million, up 12% from $297 million in the prior year quarter reflecting our strategic investments in the business and growth in our receivables, as well as the prior year benefit of cost actions we took in response to the emergence of the pandemic.

Funding and Liquidity

As of June 30, 2021, the Company had principal debt balances outstanding of $17.9 billion, 42% of which was secured. The Company had $1.8 billion of cash and cash equivalents, which included $158 million of cash and cash equivalents held at their regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Cash and cash equivalents, together with the Company’s potential borrowings of $7.3 billion of undrawn committed capacity under their 13 revolving conduit facilities and $9.7 billion of unencumbered gross finance receivables, provides a liquidity runway in excess of 24 months under numerous stress scenarios and assuming no access to the capital markets. This liquidity runway calculation contemplates all the cash needs of the Company.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share and Other adjusted pretax income (loss) are key performance measures used to evaluate the performance of our business. Consumer and Insurance adjusted pretax income (loss) and Other adjusted pretax income (loss) represent income (loss) before income taxes on a Segment Accounting Basis and excludes direct costs associated with COVID-19, net loss resulting from repurchases and repayments of debt, acquisition-related transaction and integration expenses, restructuring charges, and lower of cost and fair value adjustment on loans held for sale. We believe these non-GAAP financial measures are useful in assessing the profitability of our segment.

We also use pretax capital generation and capital generation, non-GAAP financial measures, as a key performance measure of our segment. Pretax capital generation represents Consumer and Insurance adjusted pretax income, as discussed above, and excludes the change in our Consumer and Insurance allowance for finance receivable losses in the period while still considering the Consumer and Insurance net charge-offs during the period. Capital generation represents the after-tax effect of pretax capital generation. We believe that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. We believe that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

We utilize these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our second quarter 2021 results and other general matters at 9:00 am Eastern Time on Thursday, July 22, 2021. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 7335013, or via a live audio webcast through the Investor Relations section of the OneMain Financial website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 7335013, beginning approximately two hours after the event. An investor presentation will be available on the Investor Relations page of OneMain’s website at www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date on which they were made. We do not undertake any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements include, without limitation, statements concerning future plans (including statements regarding the timing, declaration, amount and payment of any future dividends), objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks associated with the global outbreak of a novel strain of coronavirus (“COVID-19”), including additional strains of COVID-19 that continue to emerge, and the mitigation efforts by governments and related effects on us, our customers, and our employees; our estimates of the allowance for finance receivable losses may not be adequate to absorb actual losses, causing our provision for finance receivable losses to increase, which would adversely affect our results of operations; increased levels of unemployment and personal bankruptcies; adverse changes in the rate at which we can collect or potentially sell our finance receivables portfolio; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or our branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances, including increased loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; a failure in or breach of our operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks, or other cyber-related incidents involving the loss, theft or unauthorized disclosure of personally identifiable information (“PII”) of our present or former customers; our credit risk scoring models may be inadequate to properly assess the risk of customer unwillingness or lack of capacity to repay; adverse changes in our ability to attract and retain employees or key executives to support our businesses; increased competition, or changes in customer responsiveness to our distribution channels, an inability to make technological improvements, and the ability of our competitors to offer a more attractive range of personal loan products than we offer; changes in federal, state, or local laws, regulations, or regulatory policies and practices that adversely affect our ability to conduct business or the manner in which we currently are permitted to conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the Tax Cuts and Jobs Act, the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act of 2021, and the American Rescue Plan Act of 2021; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; our inability to successfully implement our growth strategy for our consumer lending business; a change in the proportion of secured loans may affect our finance receivables and portfolio yield; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; potential liability relating to finance receivables which we have sold or securitized or may sell or securitize in the future if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any associated litigation and damage to our reputation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any associated litigation and damage to our reputation; our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the ownership of OMH's common stock continues to be highly concentrated, which may prevent other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry or limit our ability to incur additional borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; management estimates and assumptions, including estimates and assumptions about future events, may prove to be incorrect; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities and should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter-to-Date			Year-to-Date
(unaudited, in millions, except per share amounts)	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020

Interest income	$1,071	$1,060	$1,077	$2,130	$2,184

Interest expense	(231)	(235)	(271)	(465)	(527)
Provision for finance receivable losses	(132)	2	(423)	(130)	(954)
Net interest income after provision for finance receivable losses	708	827	383	1,535	703

Other revenues:
Insurance	107	107	109	214	226
Investment	17	17	29	34	38
Net loss on repurchases and repayments of debt	(1)	(47)	—	(48)	—
Other (1)	27	14	10	41	25
Total other revenues	150	91	148	241	289

Other expenses:
Operating expenses	(347)	(339)	(323)	(685)	(674)
Insurance policy benefits and claims	(48)	(33)	(90)	(81)	(157)
Total other expenses	(395)	(372)	(413)	(766)	(831)
Income before income taxes	463	546	118	1,010	161
Income taxes	(113)	(133)	(29)	(247)	(40)
Net income	$350	$413	$89	$763	$121

Weighted average number of diluted shares	134.6	134.8	134.4	134.7	135.3
Diluted EPS	$2.60	$3.06	$0.66	$5.67	$0.90
Book value per basic share	$26.42	$24.59	$23.61	$26.42	$23.61
Return on assets	6.5%	7.7%	1.5%	7.1%	1.0%

Provision for finance receivable losses	$132	$(2)	$423	130	954
Less: Net charge-offs	(194)	(205)	(281)	(399)	(577)
Change in allowance for finance receivable losses	$(62)	$(207)	$142	$(269)	$377

Net finance receivables	18,163	17,564	17,721	18,163	17,721
Finance receivables serviced for our whole loan sale partners (2)	149	43	—	149	—
Managed receivables	$18,312	$17,607	$17,721	$18,312	$17,721

Average net receivables	17,717	17,824	17,909	17,770	18,144
Average receivables serviced for our whole loan sale partners (2)	114	22	—	68	—
Average managed receivables	$17,831	$17,846	$17,909	$17,838	$18,144

Note:	Year-to-Date may not sum due to rounding.
(1)	2Q21, 1Q21, and YTD 2Q21 include the fair value impairment of the remaining loans in finance receivables held for sale.
(2)	Receivables serviced for our whole loan sale partners reflect the unpaid principal balance and the accrued interest of loans sold as part of our Whole Loan Sale program.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	6/30/2021	3/31/2021	6/30/2020

Assets
Cash and cash equivalents	$1,787	$1,301	$2,740
Investment securities	1,969	1,951	1,862
Net finance receivables	18,163	17,564	17,721
Unearned insurance premium and claim reserves	(728)	(719)	(791)
Allowance for finance receivable losses	(2,000)	(2,062)	(2,324)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	15,435	14,783	14,606
Restricted cash and restricted cash equivalents	507	571	487
Goodwill	1,437	1,422	1,422
Other intangible assets	287	296	324
Other assets	955	961	1,067
Total assets	$22,377	$21,285	$22,508

Liabilities and Shareholders’ Equity
Long-term debt	$17,605	$16,789	$18,010
Insurance claims and policyholder liabilities	617	614	630
Deferred and accrued taxes	10	90	124
Other liabilities	608	484	573
Total liabilities	18,840	17,977	19,337

Common stock	1	1	1
Additional paid-in capital	1,661	1,657	1,648
Accumulated other comprehensive income (loss)	85	80	65
Retained earnings	1,825	1,570	1,457
Treasury stock	(35)	—	—
Total shareholders’ equity	3,537	3,308	3,171
Total liabilities and shareholders’ equity	$22,377	$21,285	$22,508

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	As of or Quarter-to-Date

(unaudited, $ in millions)	6/30/2021	3/31/2021	6/30/2020

Non-TDR Net Finance Receivables	$17,483	$16,874	$17,019
TDR Net Finance Receivables	680	690	702
Net Finance Receivables	$18,163	$17,564	$17,721

Average Net Receivables	$17,717	$17,824	$17,909
Average Daily Debt Balances	16,860	17,035	19,772
Origination Volume	3,835	2,284	2,047

Non-TDR Allowance	$1,695	$1,751	$2,003
TDR Allowance	305	311	321
Allowance	$2,000	$2,062	$2,324

Non-TDR Allowance Ratio	9.69%	10.38%	11.77%
TDR Allowance Ratio	44.86%	45.13%	45.80%
Allowance Ratio	11.01%	11.74%	13.12%

Gross Charge-Offs	$252	$255	$321
Recoveries	(58)	(50)	(40)
Net Charge-Offs	$194	$205	$281

Gross Charge-Off Ratio	5.70%	5.81%	7.21%
Recovery Ratio	(1.29%)	(1.14%)	(0.89%)
Net Charge-Off Ratio	4.40%	4.67%	6.32%

30-89 Delinquency	$319	$276	$289
30+ Delinquency	566	596	624
60+ Delinquency	365	439	456
90+ Delinquency	247	320	335

30-89 Delinquency Ratio	1.76%	1.57%	1.63%
30+ Delinquency Ratio	3.12%	3.39%	3.52%
60+ Delinquency Ratio	2.01%	2.50%	2.57%
90+ Delinquency Ratio	1.36%	1.82%	1.89%

Note:	Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off and recovery ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	6/30/2021		3/31/2021		6/30/2020

Liquidity
Cash and cash equivalents	$1,787		$1,301		$2,740
Cash and cash equivalents unavailable for general corporate purposes	158		119		240
Unencumbered gross finance receivables	9,732		9,236		8,749
Undrawn conduit facilities	7,300		7,200		7,100

Long-term debt	$17,605		$16,789		$18,010
Less: Junior subordinated debt	(172)		(172)		(172)
Adjusted Debt	$17,433		$16,617		$17,838
Less: Available cash and cash equivalents	(1,629)		(1,182)		(2,500)
Net Adjusted Debt	$15,804		$15,435		$15,338

Total Shareholders' Equity	$3,537		$3,308		$3,171
Less: Goodwill	(1,437)		(1,422)		(1,422)
Less: Other intangible assets	(287)		(296)		(324)
Plus: Junior subordinated debt	172		172		172
Adjusted Tangible Common Equity	$1,985		$1,762		$1,597
Plus: Allowance for finance receivable losses, net of tax (1)	1,500		1,546		1,742
Adjusted Capital	$3,485		$3,308		$3,339

Net Leverage (Net Adjusted Debt to Adjusted Capital)	4.5	x	4.7	x	4.6	x

(1)	Income taxes assume a 25% tax rate for 2021 and 2020.

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020

Revenue (1)	26.6%	25.4%	25.5%	26.0%	25.7%
Net Charge-Off	(4.4%)	(4.7%)	(6.3%)	(4.5%)	(6.4%)
Risk Adjusted Margin	22.2%	20.8%	19.2%	21.5%	19.3%
Operating Expenses	(7.9%)	(7.7%)	(7.3%)	(7.8%)	(7.5%)
Unlevered Return on Receivables	14.3%	13.1%	11.9%	13.7%	11.8%
Interest Expense	(5.2%)	(5.3%)	(6.1%)	(5.3%)	(5.8%)
Change in Allowance	1.4%	4.7%	(3.2%)	3.1%	(4.2%)
Income Tax Expense (2)	(2.6%)	(3.0%)	(0.7%)	(2.8%)	(0.4%)
Return on Receivables	7.9%	9.4%	2.0%	8.7%	1.3%

Operating Expenses	(347)	(339)	(323)	(685)	(674)
Average Managed Receivables (3)	17,831	17,846	17,909	17,838	18,144
Operating Expense % of Average Managed Receivables	(7.8%)	(7.7%)	(7.3%)	(7.7%)	(7.5%)

Note:	All ratios are based on consolidated results as a percentage of average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 25% tax rate for 2021 and 2020.
(3)	Average managed receivables include average net receivables and average receivables serviced for our whole loan sale partners.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020

Consumer & Insurance	$474	$567	$128	$1,041	$179
Other	(2)	(3)	(1)	(4)	(2)
Segment to GAAP Adjustment	(9)	(18)	(9)	(27)	(16)
Income Before Income Taxes - GAAP basis	$463	$546	$118	$1,010	$161

Pretax Income - Segment Accounting Basis	$474	$567	$128	$1,041	$179
Direct costs associated with COVID-19	2	2	6	4	9
Acquisition-related transaction and integration expenses	—	—	2	—	8
Net loss on repurchases and repayments of debt (1)	1	38	—	39	—
Restructuring Charges	—	—	7	—	7
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$477	$607	$143	$1,084	$203

Pretax Loss - Segment Accounting Basis	$(2)	$(3)	$(1)	$(4)	$(2)
Additional net gain on sale of SpringCastle interests	(1)	—	—	(1)	—
Lower of cost or fair value adjustment (2)	1	1	—	2	—
Other Adjusted Pretax Loss (non-GAAP)	$(2)	$(2)	$(1)	$(3)	$(2)

Springleaf debt discount accretion	$(1)	$(1)	$(5)	$(2)	$(10)
OMFH LLR provision catch-up	(2)	(2)	(2)	(3)	(3)
OMFH receivable premium amortization	—	—	(1)	—	(2)
OMFH receivable discount accretion	1	2	4	3	9
Other	(7)	(17)	(5)	(25)	(10)
Total Segment to GAAP Adjustment	$(9)	$(18)	$(9)	$(27)	$(16)

Note:	Year-to-Date may not sum due to rounding.
(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.
(2)
In 2Q21, 1Q21, and YTD 2Q21, the carrying value of our remaining real estate loans classified in finance receivables held for sale exceeded their fair value, and accordingly, the loans have been marked to fair value with an impairment being recorded in other revenue.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	6/30/2021	3/31/2021	6/30/2020

Consumer & Insurance	$18,168	$17,569	$17,732
Other	—	—	—
Segment to GAAP Adjustment	(5)	(5)	(11)
Net Finance Receivables - GAAP basis	$18,163	$17,564	$17,721

Consumer & Insurance	$2,011	$2,075	$2,342
Other	—	—	—
Segment to GAAP Adjustment	(11)	(13)	(18)
Allowance for Finance Receivable Losses - GAAP basis	$2,000	$2,062	$2,324

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, in millions, except per share amounts)	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020

Interest income	$1,069	$1,057	$1,074	$2,125	$2,174

Interest expense	(230)	(233)	(266)	(462)	(515)
Provision for finance receivable losses	(130)	3	(422)	(127)	(952)
Net interest income after provision for finance receivable losses	709	827	386	1,536	707

Insurance	107	107	109	214	226
Investment	17	17	29	34	38
Other	24	12	6	35	17
Total other revenues	148	136	144	283	281

Operating expenses	(332)	(323)	(297)	(654)	(628)
Insurance policy benefits and claims	(48)	(33)	(90)	(81)	(157)
Total other expenses	(380)	(356)	(387)	(735)	(785)

Adjusted pretax income (non-GAAP)	477	607	143	1,084	203

Income taxes (1)	(119)	(152)	(36)	(271)	(51)

Adjusted net income (non-GAAP)	$358	$455	$107	$813	$152

Weighted average number of diluted shares	134.6	134.8	134.4	134.7	135.3
C&I adjusted diluted EPS (2)	$2.66	$3.37	$0.80	$6.04	$1.12

Net finance receivables	18,168	17,569	17,732	18,168	17,732
Finance receivables serviced for our whole loan sale partners (3)	149	43	—	149	—
Managed receivables	$18,317	$17,612	$17,732	$18,317	$17,732

Average net receivables	17,722	17,830	17,921	17,776	18,159
Average receivables serviced for our whole loan sale partners (3)	114	22	—	68	—
Average managed receivables	$17,836	$17,852	$17,921	$17,844	$18,159

Note:	Year-to-Date may not sum due to rounding.
(1)	Income taxes assume a 25% tax rate for 2021 and 2020.
(2)	C&I adjusted diluted EPS is calculated as the C&I adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.
(3)	Receivables serviced for our whole loan sale partners reflect the unpaid principal balance and the accrued interest of loans sold as part of our Whole Loan Sale program.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020

Revenue (1)	26.4%	26.4%	25.3%	26.4%	25.4%
Net Charge-Off	(4.4%)	(4.7%)	(6.3%)	(4.5%)	(6.4%)
Risk Adjusted Margin	22.0%	21.7%	19.0%	21.9%	19.1%
Operating Expenses	(7.5%)	(7.3%)	(6.7%)	(7.4%)	(7.0%)
Unlevered Return on Receivables	14.5%	14.4%	12.3%	14.4%	12.1%
Interest Expense	(5.2%)	(5.3%)	(6.0%)	(5.2%)	(5.7%)
Change in Allowance	1.5%	4.7%	(3.2%)	3.1%	(4.1%)
Income Tax Expense (2)	(2.7%)	(3.4%)	(0.8%)	(3.1%)	(0.6%)
Return on Receivables	8.1%	10.3%	2.4%	9.2%	1.7%

Operating Expenses	(332)	(323)	(297)	(654)	(628)
Average Managed Receivables (3)	17,836	17,852	17,921	17,844	18,159
Operating Expense % of Average Managed Receivables	(7.5%)	(7.3%)	(6.7%)	(7.4%)	(7.0%)

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 25% tax rate for 2021 and 2020.
(3)	Average managed receivables include average net receivables and average receivables serviced for our whole loan sale partners.

OneMain Holdings, Inc.
CONSUMER & INSURANCE CAPITAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, in millions)	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020

Provision for finance receivable losses	$130	$(3)	$422	$127	$952
Less: Net charge-offs	(194)	(205)	(282)	(399)	(578)
Change in C&I allowance for finance receivable losses (non-GAAP)	(64)	(208)	140	(272)	374

Adjusted pretax income (non-GAAP)	477	607	143	1,084	203
Pretax capital generation(1) (non-GAAP)	413	399	283	812	577

Capital generation, net of tax(1), (2) (non-GAAP)	$310	$299	$212	$609	$433

Beginning Adjusted Capital	$3,308	$3,587	$3,105	$3,587	$3,367

Capital Generation, net of tax(1), (2) (non-GAAP)	310	299	212	609	433

Less: Common Stock Repurchased	(35)	—	—	(35)	(45)
Less: Cash Dividends	(95)	(534)	(44)	(629)	(432)
Capital Returns	(130)	(534)	(44)	(664)	(477)

Less: Adjustments to C&I, net of tax (2), (3)	(5)	(40)	(17)	(45)	(29)
Less: Change in the Assumed Tax Rate (2)	—	—	—	—	(8)
Less: Withholding Tax on Share-based Compensation	—	(5)	—	(5)	(6)
Less: Adjusted Other Net Loss, net of tax (2) (non-GAAP)	(1)	(2)	(1)	(3)	(2)
Plus: Other Comprehensive Income (Loss)	5	(14)	71	(9)	21
Plus: Purchased Credit Deteriorated Finance Receivables Gross-up, net of tax (2), (4)	—	—	—	—	11
Plus: Other Intangibles Amortization	9	10	10	19	19
Plus: Trim Acquisition	(15)	—	—	(15)	—
Plus: Share-based Compensation Expense, net of forfeitures	4	7	3	11	10
Other	(3)	(44)	66	(47)	16

Ending Adjusted Capital	$3,485	$3,308	$3,339	$3,485	$3,339

Note:	Year-to-Date may not sum due to rounding.
(1)	Pretax capital generation (non-GAAP) represents adjusted pretax income (non-GAAP) excluding change in C&I allowance for finance receivable losses (non-GAAP). Capital generation (non-GAAP) represents adjusted net income (non-GAAP) excluding change in C&I allowance for finance receivable losses, net of tax (non-GAAP).
(2)	Income taxes assume a 25% tax rate for 2021 and 2020.
(3)	Includes the effects of purchase accounting adjustments excluding loan loss reserves.
(4)
As a result of the adoption of ASU 2016-13, we converted all purchased credit impaired finance receivables to purchased credit deteriorated finance receivables in accordance with ASC Topic 326, which resulted in the gross-up of net finance receivables and allowance for finance receivable losses of $15 on January 1, 2020.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	As of or Quarter-to-Date

(unaudited, $ in millions)	6/30/2021	3/31/2021	6/30/2020

Non-TDR Net Finance Receivables	$17,460	$16,846	$16,982
TDR Net Finance Receivables	708	723	750
Net Finance Receivables (1)	$18,168	$17,569	$17,732

Average Net Receivables	$17,722	$17,830	$17,921
Origination Volume	3,835	2,284	2,047

Non-TDR Allowance	$1,693	$1,748	$1,998
TDR Allowance	318	327	344
Allowance (1)	$2,011	$2,075	$2,342

Non-TDR Allowance Ratio	9.69%	10.38%	11.77%
TDR Allowance Ratio	44.93%	45.23%	45.92%
Allowance Ratio	11.07%	11.81%	13.21%

Gross Charge-Offs	$252	$255	$322
Recoveries	(58)	(50)	(40)
Net Charge-Offs	$194	$205	$282

Gross Charge-Off Ratio	5.70%	5.81%	7.22%
Recovery Ratio	(1.29%)	(1.14%)	(0.89%)
Net Charge-Off Ratio	4.41%	4.67%	6.33%

30-89 Delinquency	$320	$276	$290
30+ Delinquency	567	596	625
60+ Delinquency	365	439	456
90+ Delinquency	247	320	335

30-89 Delinquency Ratio	1.76%	1.57%	1.63%
30+ Delinquency Ratio	3.12%	3.39%	3.52%
60+ Delinquency Ratio	2.01%	2.50%	2.57%
90+ Delinquency Ratio	1.36%	1.82%	1.89%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I net finance receivables. Charge-off and recovery ratios are calculated as a percentage of C&I average net finance receivables. Numbers may not sum due to rounding.
(1)	For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)."

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020

Interest income	$1	$1	$1	$3	$3
Interest expense	(1)	(1)	(1)	(2)	(2)
Net interest income	—	—	—	1	1

Other revenues (1)	4	4	4	8	9

Other expenses	(6)	(6)	(5)	(12)	(12)

Adjusted pretax loss (non-GAAP)	$(2)	$(2)	$(1)	$(3)	$(2)

Net finance receivables held for sale	$43	$46	$61	$43	$61

Note:	Other financial information is presented on an adjusted Segment Accounting Basis.
(1)	Total other revenues include portfolio servicing fees from SpringCastle.

OneMain Holdings, Inc.

Investor Contact:
Peter R. Poillon, 212-359-2432
Peter.Poillon@omf.com

Media Contact:
Kelly Ogburn, 410-537-9028
Kelly.Ogburn@omf.com
Source: OneMain Holdings, Inc.